EXHIBIT 99.2
FINAL TRANSCRIPT

Conference Call Transcript ACXM - Q4 2008 Acxiom Earnings Conference Call Event Date/Time: May. 14. 2008 / 5:30PM ET

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FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Christopher Wolf

Acxiom - CFO

John Meyer

Acxiom - CEO

CONFERENCE CALL PARTICIPANTS

Troy Mastin

William Blair & Company - Analyst

Kyle Evans

Stephens, Inc. - Analyst

Mark Bacurin

Robert W. Baird - Analyst

Todd Van Fleet

First Analysis - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Acxiom fourth quarter fiscal year 2008 earnings conference call. As a reminder, today's call is being recorded. At this time for opening remarks, I'd like to turn the conference over to the Chief Financial Officer, Mr. Christopher Wolf. Please go ahead, sir.

Christopher Wolf - Acxiom - CFO

Thank you, Operator. Good afternoon and welcome. Thank you for joining us to discuss our 2008 fourth quarter and fiscal year results. With me today is John Meyer, our CEO and President.

Before we begin our formal remarks I would like to remind everyone that this release and today's conference call contain certain forward-looking statements that are subject to certain risks and uncertainties. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include but are not limited our ability to timely complete the restatement of our historical financial results for the years ended March 31, 2006, and March 31, 2007. The ongoing review of the circumstances surrounding such restatements and the consequences thereof, and those additional factors detailed under the section titled risk factors and elsewhere in filing with the Securities and Exchange Commission made from time to time by Acxiom including but not limited to its annual report on Form 10-K filed on May 30, 2007 and 10-K A on July 30, 2007. Recent quarterly reports on Forms 10-Q and other current reports on Forms 8-K.

Acxiom undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. A copy of our press release and financial schedules including any reconciliation of non-GAAP financial measures have been posted to our website at Acxiom.Com. At this time I'll turn the call over to John.

John Meyer - Acxiom - CEO

Great. Thanks, Chris and welcome, everybody. Thank you for joining the call today. A couple things I plan to address, we'll be highlighting a number of the insights that I have picked up and some of the progress we've done over the past 90 days. Before doing that as we indicated in the earnings release, I want to repeat that we will not be giving guidance on 2009 on this call.

Now, we have developed a number of internal operating plans that have already been rolled out to the leadership. Additionally, we're in the process of completing a more strategic view of which geographies, industries, and products we need to invest into grow in the longer term. In

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fact, last week, we spent three days off site discussing and resolving some of these issues. We intend an in depth discussion of our 2009 plans and insight into our strategy at the investors day scheduled on the 17th of June in New York City.

Now, during my first 90 days one of the things I've focused on is meeting with our customers, our employees but I've also been focusing on cost and I'll cover that in a minute. I've spent a lot of sometime traveling and understanding the business. I've spent time in California and New York, Chicago, China, and of course, quite a bit of time in Conway and Little Rock and in the next couple weeks I'll be visiting Europe. The things I've picked up from both our customers and our employees is that we have a good group of talented people who are really committed to the Company. We have great data and great delivery assets. We've got blue chip clients and strong customer relationships and we have good opportunities in most of our markets. I believe these things now even more than when I was evaluating joining Acxiom initially. This means we've got a very strong foundation to build upon.

Now, during the last year, the Company has faced a number of challenges. We had a bid to take the Company private that ultimately did not come to pass. We had pressure in the Financial Services industry. We've had that related uncertainty in the economy, and we had changes in the leadership to include me.

So to stabilize the Company and set a path for the future we focused on three key areas. First, we want to create a winning and accountable culture, One Acxiom. We want to improve our operating efficiency in all of our aspects and we want to evolve into premier market driven and solutions based Company. So, let me expand a little bit on all of these.

On the first one, creating a winning and accountable culture, we're going to implement and have started to implement disciplined planning and business management functions. We have consistent HR and compensation packages coming online, and we're drawing together all of the acquired skills, experience, and capabilities of our employees to beat the competition. Second, we're improving our operating efficiency in all aspects of our business. We're driving down unit cost by leveraging centers of expertise across the entire enterprise, based on both an onshore and a starting offshore strategy. We've built methods against committees to prioritize our investment across research and development, M&A and infrastructure programs and we're adopting consistent project management methodology to ensure we deliver what we say we're going to do. Three, we're going to evolve into a premier market driven solution based Company. First, we're going to do that by implementing a new operating model with a well defined global sales function and I will soon be announcing a global sales leader. We'll be productizing the existing offers and implementing a more consistent product life cycle management and we'll aggressively manage a detailed sales pipeline reporting. And finally, last but not least, we'll continue to drive for new areas of potential growth.

Now, as you see in our results, we've already been focused on rationalizing our cost while making some changes in the structure and the alignment. And understanding and improving our cost structure will continue to be an ongoing effort. We've reduced staffing, including but not replacing some of the most senior leaders of the Company who have recently retired. We reduced our real estate portfolio in both Arkansas, Chicago, London, and various other places. We restructured some of our contracts and we closed the flight operations. Now, certainly we've made a good start but our work is far from being done. We've put a senior leadership team in place and the accountability and the efficiency is starting to improve, and these initiatives will continue.

Now, these actions will help us reduce the existing expense run rate and allow us to invest in new skills, products, and solutions. This will include where it makes sense standardizing our delivery capabilities. Now, Chris will spend some time later going through the details about our writedowns and some of the further information around that.

Turning to the longer term, I'll be working with the leadership team to develop strategic and operational plans to overcome the challenges we face today in some of our industry segments. We have enjoyed enormous success particularly in the financial industry and now looking to continue their replications at success in other industries and other geographies. In order to divide and conquer, I'll be focused primarily on the future of our products and services as well as overseeing the new global salesforce. To help me on a day-to-day basis, John Adams in the press release has recently announced, a former colleague of mine is coming on Board as Chief Operating Officer. Prior to joining Acxiom, John was the Executive Vice President of customer solutions for Eclipsys, a $400 million healthcare information software and services vendor. In that capacity John had the responsibility for the companies outsourcing and hosting units as well as a number of administrative functions.

Now, John also had some other leadership roles. He served as Chief Financial Officer for Exult, a $500 million Human Resources business process outsourcing Company, he was also the CFO and Vice President of AT&T Business Services a $26 billion subsidiary of AT&T and as a Vice President and Controller of Electronic Data Systems, where he oversaw all of the accounting and finance function for EDS on a worldwide basis. So John brings a lot of value, a lot of experience, and a lot of capabilities to this role.

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In summary, we have already begun to take clear actions to reduce our run rate of expenses. With the announcement of a new organization structure last week, we're better aligned to drive that more process efficiency both in terms of savings and better leverage on existing assets. We will focus on three areas as we talked about: Creating a winning accountable culture, two will be improving those operational efficiencies in all aspects of our business, and we'll be evolving into a premier market driven solution based Company; however this battle will only be won as we take more than our fair share of business and grow the top line. Now, we'll report back to you in the June Analyst meeting with a lot more details around that longer strategic focus. Chris, back to you.

Christopher Wolf - Acxiom - CFO

Great. Thank you, John. I'll be reviewing selected -- (audio difficulties).

Operator

Excuse me, sir. This is the Operator. We hear no response.

Christopher Wolf - Acxiom - CFO

Hello, Operator?

Operator

Yes, we can hear you now.

Christopher Wolf - Acxiom - CFO

Okay, sorry about that. I don't know what happened. I'll start over. Thank you, John. I'll be reviewing financial highlights for the quarter. I direct you to our website for the supporting financial schedule to assist you with your own analysis. Let me begin with consolidated figures. For the three months ended March 31, 2008, total revenue was $349.8 million down 1.9% compared to 356.4 million in the same period last year. Operating loss was$76 million compared to income of $28.4 million in the same quarter last year. Net loss was $58.3 million compared to net income of $5.7 million last year. Fully diluted loss per share was $0.76 for the quarter compared to earnings per share of $0.07 in the prior year quarter. These results included unusual items totaling $107.2 million. A detailed list of these items can be found on the reconciliation of GAAP to non-GAAP EPS schedule that's on page 18 in the financial schedule.

One of the unusual items relates to a correction of our accrued revenue count of $1.2 million for the fiscal year. After a review of the methodology to calculate this accrued revenue we've determined that the calculation methodology is no longer sufficient to report the recorded balance. In addition we will restate prior period financial statements to correctly account for this change. This will result in a decrease in revenue and operating income of $3.8 million and $4.6 million for fiscal years 2006 and 2007 respectively. The net income impact for both years is $2.3 million in 2006 and $2.9 million in 2007. We expect to file the restated 10-K with our fiscal 2008 10-K filing on or about May 30.

Unusual items of $74.5 million was recorded in gains, losses and other item $34 million were recorded in cost of services and $2.7 million were recorded in other net. The unusual items recorded in gains, losses and other items consisted of the following. Net adjustment to the gain on the disposition of our mapping software business in France was $600,000, charges of $13.4 million related to headcount reductions, charges of $22.8 million related to real estate closures, contract accruals of $6.7 million, charges of $9.5 million related to the closing of Harbinger, charges of $4 million related to the closing of our flight operation, charges of $15 million related to software disposal and impairment and restructuring and other items of $3.7 million.

The $34 million expense recorded in cost of services was due to an IT contract restructuring. The $2.7 million expense recorded in other net was due to an investment loss. The unusual items net of tax decreased fully diluted earnings per share by $0.91 in the quarter. Operating expenses in the prior year included unusual expenses of $9.1 million. The prior year unusual expenses resulted from the closing of our Spain operations to $6.6 million and $2.5 million resulting from U.S. restructuring costs. Excluding unusual expenses from both periods, operating expenses decreased from $318.9 million to $317.3 million or 0.5%. Excluding all unusual items from both periods, earnings per share was $0.15 in the fourth quarter of 2008, down from $0.20 in the fourth quarter of 2007.

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Turning to revenue, services revenue for the quarter ended March 31, 2008, was $259.9 million. This represents a $6.6 million decrease or 2.5% compared to the prior year period. For the period, U.S. Services declined $9.7 million to $237.1 million. International services increased 3.2 million to $22.8 million. Approximately $1 million of the international services revenue increase was due to favorable exchange rate variances in Europe and Australia. In U.S. Services our digital services group increased revenue 15.6% year-over-year and risk services was up 11.2% for the quarter. These increases were offset by decreases in IT management and our traditional service lines. IT management revenue was down $12 million or 13.6% primarily related to contract reductions with one major IT client. Most of the revenue reduction with this client was due to recording pass through revenue net versus gross under the terms of a new contract effective April 1, 2007.

Our traditional service lines were down by $3.2 million or 2.5% compared to last year due primarily to decreases in the Financial Services industry. Services revenue from Financial Services customers were impacted by lower volumes with certain large clients. These reductions were somewhat offset by new business and some other industries in particular, insurance and automotive. Data revenue for the quarter ended March 31, 2008, was $89.9 million which was flat compared to the same period last year. International data revenue was down approximately $2.4 million; however after adjusting for the impact of exchange rates in Europe, revenue was actually down $5.7 million or approximately 18%. This decrease is due in part to the sale of the French mapping software business effective December 1. The French mapping software business generated approximately $3 million in the same quarter last year. Additionally, the Europe data business was negatively impacted by lower marketing volume particularly in Germany.

U.S. data revenue increased $2.4 million compared to last year, as noted on the data revenue and cost of data supplemental schedule, pass through data revenue increased almost $1.7 million compared to the same quarter a year ago. Additionally, U.S. data revenue was positively impacted by the MKTG acquisition in Q2 of this year which added $1.5 million to the current quarters revenue results. Otherwise, U.S. data revenue was relatively flat.

Turning to operating costs and expenses for the quarter. Costs of services revenue of $235.7 million represents an increase of $25.9 million or 12.3% compared to the same quarter a year ago. As previously noted cost of services revenue includes unusual expenses of $34 million related to an IT contract restructuring. Gross margin for services revenue decreased from 21.2% to 9.3%. Excluding the unusual expenses cost of services was down by $8.1 million and gross margin of the current year quarter was 21.1%. Cost of data revenue of $58.2 million represents an increase of $5.2 million compared to the same quarter a year ago. Data revenue gross margins decreased from 41.1% a year ago to 35.3% in this quarter. Excluding the pass through data cost, data costs increased $3.4 million and margins on non-pass through data decreased to 46.8% from 53.1% a year ago. Approximately $500,000 of the increase is related to cost increases for international operations primarily due to exchange rate variances. The remainder is related to U.S. operations. Most of the increase is due to headcount increases as non-pass through data content costs are relatively flat compared to the same quarter a year ago.

SG&A expense was $57.3 million for quarter ended March 31, or 16.4% of revenue. This represents a $1.3 million increase over the same quarter last year. The current year expense included approximately $1.1 million related to the MKTG operations which was acquired in November. Additionally the current year includes higher restricted stock expense of approximately $800,000 due to new grants in fiscal year '08. These increases were partially offset by staff reductions and lower corporate bonuses.

Now, I'll provide a little additional color on the restructuring charges and other unusual items in the quarter. Of the $111.2 million in non-revenue unusual items this quarter approximately $63.2 million will not result in a cash expenditure. Items in this category include $34 million for the write-off of a deferred cost of an IT contract, $15 million for software related to write-off, $9.5 million of goodwill and other intangible write-offs and $4.7 million of other asset write-offs. The actual cash impact in the current quarter was relatively insignificant. Of the expected total cash outlays of approximately $48 million, almost half or $22 million are for items such as lease reserves that the Company would have had continued to pay in the normal course of Operations. Of the incremental cash outlays of approximately $26 million , $11.5 million was for a workforce reduction in the U.S. and overseas with $3.4 million attributable to a lease payment on the disposal of an aircraft and the remainder for other contractual and legal settlements.

Interest expense for the quarter was $11 million compared to $15 million a year ago. The decrease in interest expense is due primarily to lower average balance and a rate on the term loan. The balance is approximately $75 million lower and the rate is about 130 basis points lower. Interest on other borrowings such as capital leases is down approximately $600,000 compared to the same quarter a year ago. The current quarter other net includes a $2.7 million loss related to Acxiom's investment in a real else venture. Our evaluation indicated that the investment is fully impaired. This is the primary reason for the year-over-year decrease. Otherwise, other income consisting of, primarily consisting of interest income and notes on invested cash.

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The current quarter tax benefit was $30.4 million or 34.3%. The current quarter rate was impacted by foreign losses for which no tax benefit is available due to one-time charges in Europe and the expiration of state and net operating loss carry-forwards due to the losses generated in the quarter by the unusual charges. The prior year rate was 61.5%. Net year rate was also negatively impacted by foreign losses primarily unusual costs related to the closing of the Spain operation. The prior year rate was also impacted by an adjustment to the research tax credit reserve. Diluted loss per share for the quarter was 76%, - $0.76 compared to earnings per share of $0.07 in the same quarter last year again the current quarter includes $0.91 of unusual items. Diluted weighted average shares outstanding for the quarter were 77.3 million compared to 80.1 million a year ago. The earnings per share calculation in the current year was based on 77.1 million shares. The dilutive effect of approximately 200,000 options and warrants were excluded because due to the current quarter loss, they were anti-dilutive.

Now let me touch on a few of the highlights of the current quarter balance sheet as compared to the March 31, 2007, balance sheet. As of March 31, the Company had cash of $62.7 million up from $37.8 million in March 2007. During the quarter the Company paid down $11.5 million of the term loan retiring $11.5 million loan on our Phoenix Facility paid $4.6 million in dividends and purchased approximately $5 million worth of our common stock. Accounts receivable as of March 31, were $216.5 million down from $234.5 million in March of 2007. Accounts receivable day sales outstanding were 56 days at March 31, 2008, down from 59 days at March 31, 2007, and also down five days from December 31. Goodwill was $484.8 million as of March 31, down from $522 million a year ago. The decrease in goodwill was primarily driven by the sale of our French mapping software business which reduced the balance by $7 million, the closing of Harbinger which reduced the balance by $8 million and $38 million due to the adjustment of acquisition related tax valuation allowances on the acquisitions of the European entities and digital impact. These decreases were partially offset by a foreign currency adjustment of approximately $15 million.

Deferred revenue decreased to $64.1 million as of March 31, 2008, from $113.3 million in the prior year. The decrease in deferred revenue was primarily due to one significant IT customer choosing to purchase equipment outside of the Company's contract and due to the IT contracts that were restructured during the year. Due to lower equipment purchases by this particular customer, previously recorded deferred revenues decreasing is not being replaced by new deferrals. Total debt as of March 31, was $644.6 million down from $755.8 million in March of 2007. In addition of the debt payments mentioned previously total debt has been reduced by an additional $88.2 million for a total reduction of $111.2 million since last March.

Turning to cash flow. For the quarter ended March 31, free cash flow to equity was $14.7 million compared to $15.4 million in the same quarter last year. The $700,000 decrease reflects an increase in operating cash flow of $13.9 million offset by higher payments on software and data license liabilities, and other required debt payments. Total capital expenditures for the acquisition of property and equipment were $12.3 million in quarter and $52.2 million for the full year. Included in these amounts were $5.8 million and $30.6 million respectively of finance purposes. The total capital expenditures represent a fairly significant reduction from the prior amount of $22.9 million in Q4 and $91.5 million for the full year.

Capitalized software lower than the prior period primarily due to the ending of development and capitalization related to the E&C grid project. For the year, capitalized development was $33.3 million compared to $27.4 million last year. Deferred costs includes deferral of costs relating to contract set up and IT migration activities as well as deferred data acquisition cost. Deferred cost for the quarter were $21.5 million compared to $17.1 million last year. Year-to-date deferred costs were $80 million compared to $66.7 million in the same period a year ago. The current year additions include a finance purchase of data for $15.3 million. Additionally approximately $21 million of current year additions were related to the IT contract restructured in the current quarter. Future additions related to this contract will be minimal.

This concludes our prepared comments on the financial statement. Now, Operator, we are prepared to begin the question and answer session of

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) We'll take our first question from Troy Mastin with William Blair & Company.

Troy Mastin - William Blair & Company - Analyst

Good evening, thank you. I'm curious how much benefit you realized in the current quarter pro forma P&L from the restructuring activities that you have initiated so far? How much on a quarterly basis you think you'll ultimately get from those activities that you've executed so far? And if we don't get all the way there say in the first quarter of '09, when we do reach that full equilibrium level?

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Christopher Wolf - Acxiom - CFO

I'll go ahead, Troy. As far as the early restructuring, I would say that the effect in the current quarter was relatively nil. We were expecting to see more results but we didn't have the full impact that we expected. As far as the run rate for next year, I think that's one of the things that we wanted to talk about when we go to June. We're still compiling all of those items and we're trying to figure out what time those things, what period of time during the fiscal year they will pass through. We do expect a fair amount of the cash charges to give us benefit in fiscal '09 but we're still compiling that data.

John Meyer - Acxiom - CEO

So Troy this is John. We do expect a positive impact on it needless to say I'm not sure just so it's clear to the people that are on the phone, I'm not sure that we're done with all of our restructuring efforts, and that we may especially people related as we sort through the organization structure, sort through people that we are not, as we learn r more about the accountability and where people are delivering relative to that we may find we'll have to reduce staff in different places, and so although we try to get very obvious things out here, within this first 90 days there's still the potential for something going forward. It goes without saying though that the things we're doing will have a positive impact going forward. And in June we'll be much more detailed on where and when and what quarter those things have an impact.

Troy Mastin - William Blair & Company - Analyst

Would it be fair to assume that you should begin to see a meaningful impact at least by the June quarter, just to help us as we think out with the Company pre-June?

John Meyer - Acxiom - CEO

Yes, you should expect to see benefit of this June 1, barring any other people restructuring cost we put in during that time frame.

Troy Mastin - William Blair & Company - Analyst

That's fair. And then maybe if you could talk a little bit about top line, it sounds like maybe you're considering giving us some guidance at some point in time in the near future but from a high level and maybe you could comment on your thoughts regarding guidance but at a high level, the trends you're seeing in revenue, it feels like the revenue picture is not deteriorating in a meaningful way. If you could give maybe some high level thoughts as to what you're seeing in those revenue trends, maybe in the financial services vertical in particular since that seems to be the trouble spot so we can get a gauge on kind of the trajectory of the business here for the next few months until we get to that June meeting?

John Meyer - Acxiom - CEO

Well, the June meeting is say four weeks away so we're not, we'll be prepared to go into a lot more detail. What we're seeing in the revenue line is swings of roundabouts. We're not seeing substantial drop offs in any major sectors, so but we're not seeing big upticks yet because we still haven't ramped up our sales organizations, so my perspective is we'll stay within the range of where we have been performing, adjusted for any seasonality.

Troy Mastin - William Blair & Company - Analyst

Okay.

Christopher Wolf - Acxiom - CFO

And Troy, I'll just echo on that, as far as financial services we've talked a lot about and we have seen a little benefit in some of the other verticals, we did mention insurance in particular and automotive, so we've seen some verticals and the other thing that I think we do want to mention is in areas that such as our risk and our digital impact business we've seen increases there.

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FINAL TRANSCRIPT

John Meyer - Acxiom - CEO

Sure.

Troy Mastin - William Blair & Company - Analyst

Okay, and then in your core services business a lot of that revenue is fixed under long term projects. Is there any sign that when these come up for renewal and maybe you've had some recent renewals that could give us some insight that large financial services clients or other vertical clients would be looking to scale back on their needs so maybe in the short-term cushioned from a downturn and longer term is there more risk than what you see?

John Meyer - Acxiom - CEO

Well, I mean, whenever you come up for contract renewals you find that customers are looking to get more value out of what we're producing. Those things translate into multiple kind of solutions. In many cases what we're doing is upgrading the client into digital direction where we might have been doing just regular direct marketing services where we're finding that there's a lot more receptivity on implementing our digital capabilities within those and so we work at trying to preserve the overall value that we get from a client by adding more services into the existing base. So the cost savings we take out may not drop to increase bottom line but we don't give up the margin either.

Troy Mastin - William Blair & Company - Analyst

Okay.

John Meyer - Acxiom - CEO

So that's what we try to do. So far we're holding our own and will we always receive customer pressure? Sure. Will direct mail always be something that comes under pressure? Always. But we've got a few more tricks up our sleeve.

Troy Mastin - William Blair & Company - Analyst

So would it be fair to say that you're not seeing as a result of financial services a situation that exists today some general move towards smaller data environments for the large financial services companies?

John Meyer - Acxiom - CEO

I think what we said is that revenue seems to be holding its own.

Troy Mastin - William Blair & Company - Analyst

Okay.

John Meyer - Acxiom - CEO

So wait until the 17th and I'll break it out to you by industry, by geography and give you, give it to you in it to you in all different kinds of details but right now we think the revenue is holding its own.

Troy Mastin - William Blair & Company - Analyst

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Okay finally one more question. Regarding guidance, do you have plans to provide guidance when you do the meeting in June?

John Meyer - Acxiom - CEO

We intend to provide annual guidance in June.

Troy Mastin - William Blair & Company - Analyst

Okay. Thank you.

Operator

We'll go next to Kyle Evans with Stephens.

Kyle Evans - Stephens, Inc. - Analyst

Hi, guys, thanks for taking my questions. My first one, I guess is kind of a follow-up to a prior question you have is already gotten. Is the financial services sector still roughly a quarter of your revenue and is 20 of the 25 points still credit card or has that shifted in any meaningful way?

Christopher Wolf - Acxiom - CFO

I think those figures are still accurate.

Kyle Evans - Stephens, Inc. - Analyst

Okay. Can you dig down a little bit on the ITO contract restructuring and provide a little bit more detail there and give us some comfort that there's not more of those waiting to happen in future periods?

John Meyer - Acxiom - CEO

I can do that. Like any new person that comes into the role, Kyle, I actually turned over a bunch of rocks in this first 90 days and pushed the team very aggressively to identify where we were with customer relationships, where we were with respect to software assets and where we were if things were put on the balance sheet, and in one case, we found something that we had put some things on the balance sheet that just weren't carrying the value that was reflected in the balance sheet and the customer had started the process at acknowledging that they weren't getting what they expected from us. And so over this 90 day period we had an active discussion with the customer on we think we're delivering, they think we aren't, et cetera et cetera to where it became very clear to us that the asset that we had on the balance sheet was not worth what was there. I think that generally, we've turned over most of those rocks. You never say never but I think we've identified all of those things that we have as potential big problems out there, and I don't expect and I wouldn't be happy if the leadership team popped up another one in the next year.

Kyle Evans - Stephens, Inc. - Analyst

Okay.

Christopher Wolf - Acxiom - CFO

Can we talk about.

John Meyer - Acxiom - CEO

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FINAL TRANSCRIPT

I'm sorry?

Christopher Wolf - Acxiom - CFO

I just wanted to add one thing to that just for clarity. I think that there's a couple contracts that we're talking here and just for clarity that John had mentioned the write-off there, but the other contract that we alluded to and we've talked about this a number of times over the past previous quarters, this one contract in particular, we were buying hardware for the Company and we would recognize that revenue and so we have stopped that practice or have substantially diminished it with this particular client, so that was probably the bigger driver of why you saw the revenue decrease and so they're buying their equipment themselves so we do not book that revenue.

Kyle Evans - Stephens, Inc. - Analyst

Okay. Maybe two more rocks that were flipped over, the real estate venture loss in the period?

John Meyer - Acxiom - CEO

Yes.

Kyle Evans - Stephens, Inc. - Analyst

What is that?

John Meyer - Acxiom - CEO

We have an investment that it was not one of the buildings that we occupied. It was an entity venture that we picked up a couple years ago. I actually think it was a debt settlement from a couple years ago and unfortunately, the property has depreciated in value and actually, I believe the loan was under water, so we had to make an assessment of the asset and the economics came back we had to take a charge of roughly $2.7 million.

Kyle Evans - Stephens, Inc. - Analyst

Okay and the last rock, the accounting on the accrued service revenue in the AR reduction, can you give a little bit more detail there?

Christopher Wolf - Acxiom - CFO

Yes. It's a little complicated to explain, but basically, we had a work in process account where we were trying to estimate revenue or we were trying to estimate revenue on jobs that we were performing in process where billing would come later and we had some methodology that was essentially an estimate and so when we looked at that methodology, we really didn't get comfortable that that was a methodology that we could keep going forward as a basis to recognize revenue until we made the decision to take the asset off the books and not to recognize revenue on this proportional performance method going forward.

Kyle Evans - Stephens, Inc. - Analyst

Great. And one last one and then I'll hop back in queue. I think I heard you mention a pretty decent growth rate on the risk management business. If you would give that one more time and also I didn't hear one for the digital business.

John Meyer - Acxiom - CEO

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FINAL TRANSCRIPT

Well, the digital business, let me pull out the exact number but I think the risk business was 11%, it's 11.--?

Christopher Wolf - Acxiom - CFO

11.2.

John Meyer - Acxiom - CEO

11.2% and the digital services business grew 15.6.

Kyle Evans - Stephens, Inc. - Analyst

And as a percent of total, where is the digital now?

John Meyer - Acxiom - CEO

Do we break those out?

Kyle Evans - Stephens, Inc. - Analyst

Used to be kind of mid single?

John Meyer - Acxiom - CEO

It's getting closer to high single.

Christopher Wolf - Acxiom - CFO

Mid single is probably closer.

John Meyer - Acxiom - CEO

Okay.

Kyle Evans - Stephens, Inc. - Analyst

Okay, thanks, guys.

John Meyer - Acxiom - CEO

Thanks.

Operator

We'll go next to Mark Bacurin with Robert W. Baird.

Mark Bacurin - Robert W. Baird - Analyst

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Hi, good afternoon. Just one question. Looking at the revenue performance in the quarter, it looks like most of the year-over-year decline was in that IT outsourcing business which I think is more a function of your moving to a capital light strategy so was hoping that maybe you could quantify for us either in that segment specifically or on a consolidated basis how much of the revenue decline would have been driven by you basically letting contracts go as you move to this capital strategy?

John Meyer - Acxiom - CEO

Mark, this is John. I would tell you it's not letting contracts go. It is looking at each individual piece of the contracts and deciding that if we can't get the corresponding value for making a capital investment, we will forego the revenue recognition and get the client to use their own capital. We still continue to perform the service. So when it comes, what we've done is restructured those relationships to where if we're not getting the return on capital that we expected for it, we let them use their own money to buy it. And so what that does is take the money, takes the revenue out of the numbers but it gives us a much higher quality revenue. So if we look at that Q4 revenue number you reported is there any way to strip out for us how much of that is specifically related to equipment sales that are lumped into contracts so we can get a sense of how much of this might still be at risk of being assessed down the road?

Christopher Wolf - Acxiom - CFO

Mark, this is Chris. I don't have that number handy. What I can tell you of the $12 million decrease for the quarter, essentially all of it was because of the capital light model that you mentioned.

Mark Bacurin - Robert W. Baird - Analyst

Okay, and I guess just to follow-up then, given some of the weakness we heard out of companies like Equifax and Fair Isaac as it relates to pre-screen and credit marketing related stuff, actually surprised to see you guys putting up some modest growth in the services business given your exposure to financial services. It sounds like maybe some of the growth was coming out of non-financial services vertical so was just hoping you could maybe give us some color by industry vertical of growth trends?

John Meyer - Acxiom - CEO

We did kind of single out insurance in automotive, two big growth areas, on the 17, I'll break that out into major segments that we put forward, but what, Mark, it is we're seeing a flattening in the financial services business and by the way, I'm not accepting that because a big part of our business as in the credit card marketplace but as far as I know and I know the financial industry reasonably well, retail banks, mortgage banks, everybody else needs to know about their customers too and so where we haven't played as aggressively in that area, I'm pushing the team to say in not accepting the excuse to say well credit card market might be down, we expect there's other parts in the financial institution and other (inaudible) locations in a financial institution we should be pursuing.

Now, it goes without saying, we haven't seen the results out of that push in the first 90 days but over the past five year period, Acxiom as a Company has expanded into a number of different industries and made some major end roads into helping them know their customers better and help them in their marketing efforts and so we see growth probably on a percentage basis, insurance and automotive jump out the most but overall, where we see as much increase and you will see that that business outside of financial services and outside of data is probably as big as our financial services business and growing. So I guess hold that space until the 17, and we'll give you -- broken out by respective industry in June.

Mark Bacurin - Robert W. Baird - Analyst

Great. Thank you very much.

Christopher Wolf - Acxiom - CFO

Thanks, Mark.

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FINAL TRANSCRIPT

Operator

We'll go next to Todd Van Fleet with First Analysis.

Todd Van Fleet - First Analysis - Analyst

Good afternoon, guys.

John Meyer - Acxiom - CEO

Hi, Todd.

Todd Van Fleet - First Analysis - Analyst

Just a couple of quick ones first. Did I miss a balance sheet somewhere or did you guys not put one out?

John Meyer - Acxiom - CEO

I think you might have missed it.

Todd Van Fleet - First Analysis - Analyst

Okay, well I'll come back to you on that then. Chris, could you help us identify the $107 million in expenses, just pick that the out on the P&L here and how we break it out?

John Meyer - Acxiom - CEO

You broke up, Todd, 107?

Todd Van Fleet - First Analysis - Analyst

Could you break out for us where we see that on the P&L ,

Christopher Wolf - Acxiom - CFO

Oh, sure, Todd. Roughly $74.5 million is in gains, losses, and other, and the $34 million is in cost of services, and $2.7 million in other net.

Todd Van Fleet - First Analysis - Analyst

John, just I mean so many balls in the air at this point I guess. Where does the integration of all the pieces on the digital marketing side rank in priority for you at this stage?

John Meyer - Acxiom - CEO

It's actually done, Todd. Now obviously, I have changed the organizational structure where we have centralized all of the digital functions to include relevance, mobile add, banner, e-mail, IPTV, all underneath one gentleman named Tim Suther. Tim had been the individual had been driving the mix business. I happen to believe and I'm not telling you anything that the marketplace is moving in a digital direction, and that it continues to be a very important part of our growth. It will continue to be a place where we'll invest and I think there's some strong linkage

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FINAL TRANSCRIPT

between that and what we do in the direct marketing side, where managing those multiple channels, it will become a strength that Acxiom will be known for in the future. So it -- if you had to ask where my areas of focus, we're going to talk to you about global. We're going to talk to you about digital. We're going to talk about consulting. And we're going to about to you all of the other industries outside of credit card. So that's what you'll hear in June.

Todd Van Fleet - First Analysis - Analyst

In your meetings to this point, John, with your team and as you get your arms around the business, have you set an end point in terms of financial benchmarks that you want to try to manage this business to in terms of kind of recurring revenue growth on a, recurring revenue growth and kind of a margin target, not that you need to disclose or tell us about what that target is but have you at least -- have you set that out--?

John Meyer - Acxiom - CEO

This is what we have done, Todd. Down to the individual account, we have revenue and profit targets that we're measuring those individuals on achieving. Their compensation ties to achieving those and on a quarterly basis, we are measuring their performance, the actual performance against it, and then four -- not four times, it actually would have been one, two, yes, four times a month, we are spending hours going through their outlook to find out where they stand, where they think they have risk, how we can help them be successful, given them being the source of idea, maybe being a source of a kick in the pants to get out there and say, that's not good enough and then on accountability that ties with it so if somebody carries in an outlook that is not representative of where we think the business should go, you can't just throw the problem to us. If the revenue is down what are you going to do about reducing the cost. So I think it's a much tighter mentality around management and accountability than individuals have felt before and we'll continue to refine that as we get the systems and the business processes put in place to manage them.

Todd Van Fleet - First Analysis - Analyst

Okay.

John Meyer - Acxiom - CEO

And John -- by the way John Adams will be a big help in that because that's a full time job for him.

Todd Van Fleet - First Analysis - Analyst

Okay, so essentially you put it to the business owners, or business unit owners, the client relationship owners to kind of come up with a strategy or one or two or three year plan to get to a certain profile on that relationship and then it's been kind of a back and forth or a give and take between senior management and those business unit owners in terms of what that profile is going to look like?

John Meyer - Acxiom - CEO

Yes, and some of it is when you look at -- I look at the business and okay what do we have under contract? Fine. Whatever, say that's a hundred. I look and say what is the market growth rate that you would expect out of that respective industry, what you would expect out of digital or that geographic area or whatever. So their target for next year starts at that 100 plus 5% and that's what the account person has responsibility for. Then put on top of that growth, it comes from the sales organization. New logos, bigger opportunities in the same clients, and so I look on that as tasking it where the whole organization focuses on having that profitable growth and utilizing the capital to make sure that we get the return we need for our shareholders.

Todd Van Fleet - First Analysis - Analyst

Just, is it fair to say this is kind of a new world order for Acxiom relative to the way things had been done previously at least my perception is and I'm wondering about your thoughts on whether the team and the folks that you have in place today, are you optimistic that most all of those folks are going to be able to make that transformation or make that transition or how do you think about that?

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FINAL TRANSCRIPT

John Meyer - Acxiom - CEO

Well, it is, you have to remember and put a little history into what this Company has gone through the past couple of years. They have had a lot of external distractions, and that's taken I'd say leadership's eye off the blocking and tackling necessary to run a business. And so the focus on growth, the focus on how you're delivering on it, the focus on how you are managing your account and building your customer relationship just hasn't been as strong as at least it's going to be underneath my watch. And so I look at people and say -- some people are stepping up. I mean the good news is people are looking at this and saying that we've been waiting for this.

Like in any evaluation any leadership position, I think you have to look at people and say, are they going to make it or not? In the first 90 days, we took out a lot of the senior leadership, previous senior leadership of this Company and didn't replace them, so what we took, brought, is the second tier and lifted them up a level, flattened out the organization and said guys, let us help you but you need to step up. You're now in charge, and no more excuses, it's you and we're finding that people are taking that to heart. So I have high aspirations. I'm optimistic. Will everybody make it? No. And we'll make that call when it becomes evident that somebody is not getting there and we can't help them get there.

Todd Van Fleet - First Analysis - Analyst

Great. Thanks.

Operator

This does conclude the Q&A session for today's call. We'll turn it back to the speakers for any additional or closing remarks.

John Meyer - Acxiom - CEO

Yes, just a couple of things. I want to reemphasize a number of types that I hope to all see you there on the 17th of June. One of the criticisms that I heard from you is that there hasn't been enough transparency in the information that we've put forward and that and my expectation is the 17th will be the start of when we put that transparency on there so that hopefully you see that the good things that Acxiom can bring to the market, we're showing you how we're going to get there and we're showing you the results of that when it occurs. And so I look forward to seeing you on the 17th. We will have most of our senior leadership team there. We'll give most of you an opportunity to hear from us specifically and even ask question and answer down into a level of detail. I can't tell you that I would expect to provide that level of detail on every quarterly call but so I'd say please come to the 17th of June because that's when we're going to show you where we're going and then you'll see the results that come in quarter on quarter. So thank you, for everyone, for taking this time and I appreciate it and thanks for your optimism and your confidence in Acxiom.

Operator

Ladies and gentlemen, this concludes today's teleconference. We appreciate your participation, and you may disconnect at this time.

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FINAL TRANSCRIPT

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